Exhibit 99.1

Journal Communications, Inc.
Consolidated  Statements of Earnings  (unaudited)
(dollars in thousands, except for shares and per-share amounts)

	2009					2008
	First Quarter	Second Quaarter	Third Quarter	Fourth Quarter	Fiscal Year	Fiscal Year
Continuing Operations:
Revenue:
Publishing	$48,124	$49,433	$46,479	$50,160	$194,196	$241,972
Broadcasting	39,215	43,742	42,453	46,081	171,491	209,914
Printing services	14,295	11,240	11,086	11,628	48,249	65,201
Coporate eliminations	(112)	(156)	(60)	(101)	(429)	(476)
Total revenue	101,522	104,259	99,958	107,768	413,507	516,611

Operating costs and expenses:
Publishing	34,816	32,060	31,604	30,176	128,656	154,413
Broadcasting	23,501	21,911	25,231	22,256	92,899	104,586
Printing services	12,427	9,832	9,957	9,515	41,731	54,537
Coporate eliminations	(114)	(168)	(76)	(106)	(464)	(570)
Total operating costs and expenses	70,630	63,635	66,716	61,841	262,822	312,966

Selling and administrative expenses	31,298	31,105	29,191	28,230	119,824	150,324
Goodwill and broadcast license impairment	-	18,975	-	1,158	20,133	375,086
Total operating costs and expenses and selling and administrative expenses	101,928	113,715	95,907	91,229	402,779	838,376

Operating earnings (loss)	(406)	(9,456)	4,051	16,539	10,728	(321,765)

Other income and expense:
Interest income and dividends	-	-	-	22	22	2
Interest expense	(812)	(737)	(645)	(632)	(2,826)	(8,166)
Total other income and expense	(812)	(737)	(645)	(610)	(2,804)	(8,164)

Earnings from continuing operations before income taxes	(1,218)	(10,193)	3,406	15,929	7,924	(329,929)

Provision for income taxes	(1,479)	(5,665)	1,362	8,096	2,314	(105,688)

Earnings (loss) from continuing operations	261	(4,528)	2,044	7,833	5,610	(224,241)

Discontinued operations	(140)	(304)	(219)	(640)	(1,303)	(162)

Net Earnings (Loss)	$121	$(4,832)	$1,825	$7,193	$4,307	$(224,403)

Weighted average number of shares-Class A and B
common stock:
Basic	50,272,054	50,316,845	50,499,814	50,510,197	50,399,727	51,917,175
Diluted	50,272,054	50,316,845	50,499,814	50,510,197	50,399,727	51,917,175

Weighted average number of shares-Class C common stock	3,264,000	3,264,000	3,264,000	3,264,000	3,264,000	3,264,000

Earnings (loss) per share:
Basic - Class A and B common stock:
Continuing operations	$(0.01)	$(0.10)	$0.03	$0.13	$0.07	$(4.36)
Discontinued operations	-	(0.01)	(0.01)	(0.01)	(0.02)	-
Net earnings (loss)	$(0.01)	$(0.11)	$0.02	$0.12	$0.05	$(4.36)

Diluted - Class A and B common stock:
Continuing operations	$(0.01)	$(0.10)	$0.03	$0.13	$0.07	$(4.36)
Discontinued operations	-	(0.01)	(0.01)	(0.01)	(0.02)	-
Net earnings (loss)	$(0.01)	$(0.11)	$0.02	$0.12	$0.05	$(4.36)

Basic and diluted - Class C common stock:
Continuing operations	$0.14	$0.14	$0.17	$0.27	$0.62	$0.57
Discontinued operations	-	-	-	(0.01)	(0.02)	-
Net earnings	$0.14	$0.14	$0.17	$0.26	$0.60	$0.57